CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Highland Funds II, of our report dated November 27, 2019, relating to the financial statements and financial highlights of Highland Total Return Fund and the financial statements and financial highlights of Highland Fixed Income Fund, which appears in the Highland Funds II Annual Report on Form N-CSR for the year ended September 30, 2019.

We also consent to the reference to us under the heading “Financial Highlights” in such Registration Statement and to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Statement of Additional Information for Highland Funds II dated January 31, 2020 and incorporated by reference in this Registration Statement.

/s/PricewaterhouseCoopers LLP

Dallas, Texas

October 27, 2020